Exhibit 5.2

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

7 January 2025

Matter No.: 1005357/110572024
(852) 2842 9588
Lilian.Woo@conyers.com

XIAO-I CORPORATION

7th floor, Building 398, No. 1555 West

Jinshajiang Rd

Shanghai, China 201803

Dear Sir/ Madam,

Re: XIAO-I CORPORATION (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with an offer of US$4,637,840 of American Depositary Shares (“ADSs”) issuable in the aggregate upon conversion of two convertible promissory notes, each due in 2026 (both of which are hereinafter referred to as a “Note”, and collectively, the “Notes”) (the “Offer”). Each Note is convertible into ordinary shares of US$0.00005 each of the Company in the form of ADSs (the “Conversion Shares”). Each ADS represents three (3) ordinary shares of par value US$0.00005 each in the capital of the Company (the “Shares”). The Offer is registered with the Securities and Exchange Commission under the Securities Act pursuant to a shelf registration statement on Form F-3 (Reg. No. 333-279306)( the “Registration Statement”). The terms of the Offer and the Notes are more fully described in the Prospectus Supplement dated 7 January 2025 to the Prospectus dated 20 May 2024 issued by the Company (together, the “Prospectus”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of the following documents:

1.1.	the Registration Statement;

1.2.	the Prospectus;

1.3.	the securities purchase agreements made among the Company and the subscribers to the Notes dated 6 January 2025 relating to the issue of the Notes (the “Securities Purchase Agreements”); and

1.4.	the form of the Notes attached as Exhibit A to each of the Securities Purchase Agreements.

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

We have also reviewed copies of:

1.5.	the amended and restated memorandum and articles of association of the Company each certified by a director of the Company on 6 January 2025 (the “Amended M&A”);

1.6.	the written resolutions of the directors of the Company dated 3 January 2025 (the “Resolutions”);

1.7.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 3 January 2025 (the “Certificate Date”); and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us;

2.4.	that the issuance and sale of the Notes and the Conversion Shares will be in accordance with the Securities Purchase Agreements, the Registration Statement and the Prospectus;

2.5.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.6.	that upon the issue of any Conversion Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.7.	that the Company will have sufficient authorized and unissued share capital to effect the issue of the Conversion Shares at the time of issuance;

2.8.	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under the Securities Purchase Agreements and the Notes, and the due execution and delivery thereof by each party thereto;

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2.9.	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement and the Prospectus will be duly filed with by the Commission;

2.10.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; and

2.11.	the Company has not taken any action to appoint a restructuring officer.

3.	QUALIFICATIONS

“Non-assessability” is not a legal concept under Cayman Islands law, but when we describe the Conversion Shares herein as being “non-assessable” we mean, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Conversion Shares (but only with respect to such member), that no further sums are payable with respect to the issue of such Conversion Shares and no member shall be bound by an alteration in the constitutional documents of the Company after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional Conversion Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:-

4.1.	The Company is duly incorporated and validly existing as an exempted company with limited liability under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	Based solely on our review of the amended and restated memorandum of association of the Company, the authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares of a par value of US$0.00005 each.

4.3.	The issue of the Notes and the Conversion Shares has been duly authorised and, when issued and paid for in accordance with the Securities Purchase Agreements, the terms of the Notes and the Registration Statement, the Conversion Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such Conversion Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private issuer on Form 6-K that is incorporated by reference into the Registration Statement). In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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